EXHIBIT 21

WESTERN DIGITAL CORPORATION

SUBSIDIARIES OF THE COMPANY

State or other
Jurisdiction of
Name	Incorporation

Western Digital Technologies, Inc.	Delaware
Western Digital Ventures, Inc.	Delaware
Pacifica Insurance Corporation	Hawaii
Western Digital Canada Corporation	Ontario, Canada
Western Digital (Deutschland) GmbH	Germany
Western Digital (France) SARL	France
Western Digital Hong Kong Limited	Hong Kong
Western Digital Ireland, Ltd.	Cayman Islands
Western Digital (I.S.) Limited	Ireland
Western Digital Japan Ltd.	Japan
Western Digital (Malaysia) Sdn. Bhd.	Malaysia
Western Digital Netherlands B.V.	The Netherlands
Connex, Inc.	Delaware
SANavigator, Inc.	Delaware
SageTree, Inc.	Delaware
Cameo Technologies, Inc. (FKA wdc.net.inc.)	Delaware
TereoTek, Inc.	Delaware
Keen Personal Media, Inc.	Delaware
Keen Personal Technologies, Inc.	Delaware
Western Digital (S.E.Asia) Pte Ltd	Singapore
Western Digital (Singapore) Pte Ltd	Singapore
Western Digital Taiwan Co., Ltd.	Taiwan, R.O.C.
Western Digital (Tuas - Singapore) Pte Ltd	Singapore
Western Digital (U.K.) Limited	England

Except for Connex, Inc. (“Connex”), SageTree, Inc. (“SageTree”), Keen Personal Media, Inc. (“Keen”) and SANavigator, Inc. (“SANavigator”), all of the above-named subsidiaries are 100% owned, directly or indirectly, by Western Digital Corporation. Connex, SageTree, Keen and SANavigator are each majority owned by Western Digital Corporation.